UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2017

THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	1-14260	65-0043078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (561) 893-0101

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5 Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2017, The GEO Group, Inc. (“GEO” or the “Company”) received formal notice by Thomas M. Wierdsma, GEO’s Senior Vice President, Project Development, of his intention to retire. His retirement will be effective December 31, 2017. GEO has appointed Kent Long to the role of Senior Vice President, Project Development.

Mr. Wierdsma will be entitled to receive his retirement payment of approximately $600,000 under the terms of the Senior Officer Retirement Plan. Following the effective date of Mr. Wierdsma’s retirement, Mr. Wierdsma will remain as a consultant to GEO from January 2, 2018 through January 2, 2020 (the “Consulting Period”). If Mr. Wierdsma serves the full Consulting Period, he will be paid a total of $240,000 ($10,000 per month) pursuant to a consulting agreement, dated as of November 13, 2017, that the Company has entered into with Mr. Wierdsma. Additionally, all of Mr. Wierdsma’s unvested restricted shares and performance-based shares will continue to vest according to their terms as long as Mr. Wierdsma continues to serve as a consultant during the Consulting Period. Upon the termination of the consulting agreement, all of Mr. Wierdsma’s unvested stock options and restricted stock awards will fully vest. The consulting agreement also includes a two-year non-compete provision.

Mr. Long joined GEO in 2017. Prior to joining GEO, he had a distinguished career with Balfour Beatty Construction, working his way from Senior Estimator in 1987 to Senior Vice President of the South Florida region.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

November 17, 2017	By:	/s/ Brian R. Evans
Date		Brian R. Evans Senior Vice President and Chief Financial Officer (Principal Financial Officer)

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